March     , 2024

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Danielle Capobianco, Vice President

Re:  UBS SERIES FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned UBS Series Funds has established new series of shares to be known as UBS SELECT 100% US TREASURY INSTITUTIONAL FUND, UBS SELECT 100% US TREASURY PREFERRED FUND (the “Portfolios”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of February 1, 2000, as amended, modified, or supplemented from time to time (the “Agreement”), by and between each UBS management investment company and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

UBS SERIES FUNDS on behalf of:
UBS SELECT 100% US TREASURY INSTITUTIONAL FUND
UBS SELECT 100% US TREASURY PREFERRED FUND

By:
Name:
Title:	, Duly Authorized

By:
Name:
Title:	, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY
By:
Name:
Title:
Effective Date: March , 2024

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